Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No.1 to the Registration Statement on Form S-3 of Bank of America Corporation of our report dated February 22, 2018 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Bank of America Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

June 27, 2018